Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Reports

Third Quarter 2021 Results

LEAWOOD, KANSAS - (November 8, 2021) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the third quarter ended September 30, 2021.

Third Quarter Summary

As of September 30, 2021, AMC operated 596 domestic theatres representing essentially 100% of its domestic theatres and 351 international theatres representing approximately 99% of its international theatres. Substantially all of the Company’s theatres were open for the entirety of the third quarter.

Adam Aron, Chairman and CEO of AMC Entertainment commented, “For the first time since the fourth quarter of 2019, substantially all of our worldwide theatres were open for the entirety of a calendar quarter. Thanks to an increasingly appealing film slate, rising COVID-19 vaccination counts, our commitment to robust health and safety protocols and our own greatly increased marketing activity, AMC’s theatres in the U.S., Europe and the Middle East safely welcomed back 40 million guests during the third quarter of 2021. These guests generated significant revenue per patron growth, which when combined with our cost control efforts, generated financial results that were well ahead of market expectations. More important than beating expectations, however, is the significant progress AMC has been making with those financial results. Admission tickets sold, consolidated revenues and net income in the third quarter of 2021 all show marked improvement over Q2 of 2021 and the prior year period. And our Net Loss and Adjusted EBITDA for the most recent quarter saw a 34.8% and 96.4% improvement over the second quarter of 2021, respectively, and a 75.2% and 98.4% improvement over the comparable third quarter of 2020 a year ago, respectively.”

Aron said, “We are also encouraged by the results from the beginning of the fourth quarter of 2021. Indeed, as we announced just a week ago, our October theatre admissions revenues were the highest of any month since before the global pandemic forced the closure of our cinemas more than a year and a half ago. That is just one more good sign among many we have seen in 2021.”

Aron added, “Our quarter-ending liquidity as of September 30, 2021, of more than $1.8 billion, including cash and our undrawn revolving credit lines remains at near-record levels, and also gives us comfort. Incidentally, we do not anticipate having to borrow under those lines of credit in the next 12 months. This strong liquidity position provides a foundation for us to innovate, as well as imaginatively grow and diversify our business. At the same time, our improving financial results and solid liquidity position are enabling us to take steps to reduce our financial leverage.”

Aron concluded, “Our financial results continue to improve. More and more major films are on the docket for release in the remainder of 2021, and throughout 2022. One can see and feel that our industry and our company are on a path of recovery and improvement. Therefore, our spirits are upbeat. However, even amidst such good news, we are not yet where we want and need to be. We wish to emphasize that no one should have any illusions that there is not more challenge ahead of us still to be met. The virus continues to be with us, we need to sell more tickets in future quarters than we did in the most recent quarter, and Adjusted EBITDA is still well below pre-pandemic levels.”

Key Financial Results (presented in millions, except operating data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change		2021	2020	Change
GAAP Results*
Revenue	$763.2	$119.5	**	%	$1,356.2	$1,079.9	25.6%
Net loss	$(224.2)	$(905.8)	$681.6		$(1,135.4)	$(3,643.3)	$2,507.9
Net cash used in operating activities	$(113.9)	$(355.7)	$241.8		$(660.6)	$(771.6)	$111.0
Net loss for basic and diluted loss per share	$(0.44)	$(8.41)	$7.97		$(2.44)	$(34.56)	$32.12
Non-GAAP Results**
Total revenues (2021 constant currency adjusted)	$755.6	$119.5	**	%	$1,340.6	$1,079.9	24.1%
Adjusted EBITDA	$(5.4)	$(334.5)	98.4%		$(450.9)	$(671.7)	32.9%
Adjusted EBITDA (2021 constant currency adjusted)	$(5.9)	$(334.5)	98.2%		$(439.8)	$(671.7)	34.5%
Free cash flow	$(138.0)	$(385.0)	$247.0		$(714.5)	$(927.6)	$213.1
Adjusted diluted loss per share	$(0.44)	$(5.70)	$5.26		$(2.44)	$(13.41)	$10.97
Operating Metrics
Attendance (in thousands)	39,999	6,503	**	%	68,864	67,098	2.6%
U.S. markets attendance (in thousands)	26,698	1,964	**	%	50,738	41,633	21.9%
International markets attendance (in thousands)	13,301	4,539	**	%	18,126	25,465	(28.8)%
Average screens	10,151	4,022	**	%	8,601	4,318	99.2%

* Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

** Percentage change in excess of 100%.

Balance Sheet, Cash and Liquidity

Cash at September 30, 2021 was $1,612.5 million excluding restricted cash of $27.7 million. AMC currently has liquidity availability of more than $1.8 billion (including cash and undrawn revolver lines), however the Company does not anticipate the need to borrow under the revolver lines during the next twelve months. During the third quarter of 2021, the Company exercised an option to repurchase $35 million of its 15% cash / 17% payment-in-kind (“PIK”) Toggle First Lien Secured Notes due 2026. The total cost to exercise this repurchase option was $41.3 million, including principal, redemption premium and accrued and unpaid interest. As a result of this debt reduction, AMC’s annual cash interest cost has been reduced by $5.25 million.

Webcast Information

The Company will host a webcast for investors and other interested parties beginning at 4:00 p.m. CST/5:00 p.m. EST on Monday, November 8, 2021. To listen to the webcast, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 950 theatres and 10,600 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding the impact of COVID-19, future attendance levels and our liquidity. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the potential impact of AMC’s existing or potential lease defaults; the impact of the COVID-19 virus on AMC, the motion picture exhibition industry, and the economy in general, including AMC’s response to the COVID-19 virus related to suspension of operations at theatres, personnel reductions and other cost-cutting measures and measures to maintain necessary liquidity and increases in expenses relating to precautionary measures at AMC’s facilities to protect the health and well-being of AMC’s customers and employees; AMC’s significant indebtedness, including its borrowing capacity and its ability to meet its financial maintenance and other covenants; the manner, timing and amount of benefit AMC receives under the CARES Act or other applicable governmental benefits and support; the impact of impairment losses; motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release window; AMC Stubs A-List not meeting anticipated revenue projections; general and international economic, political, regulatory and other risks; limitations on the availability of capital; AMC’s ability to refinance its indebtedness on favorable terms; availability of financing upon favorable terms or at all; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Form 10-K for the year ended December 31, 2020 filed with the SEC, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2021 and September 30, 2020

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues
Admissions	$425.1	$62.9	$727.6	$631.8
Food and beverage	265.2	29.1	476.8	317.6
Other theatre	72.9	27.5	151.8	130.5
Total revenues	763.2	119.5	1,356.2	1,079.9

Operating costs and expenses
Film exhibition costs	176.5	26.6	297.4	298.5
Food and beverage costs	42.9	8.8	78.9	66.7
Operating expense, excluding depreciation and amortization below	321.5	192.1	747.4	663.8
Rent	214.9	214.3	612.5	676.2
General and administrative:
Merger, acquisition and other costs	1.4	1.0	12.4	3.0
Other, excluding depreciation and amortization below	47.5	32.7	153.7	91.3
Depreciation and amortization	103.7	123.5	323.5	365.7
Impairment of long-lived assets, definite and indefinite-lived intangible assets and goodwill	—	195.9	—	2,047.8
Operating costs and expenses	908.4	794.9	2,225.8	4,213.0

Operating loss	(145.2)	(675.4)	(869.6)	(3,133.1)
Other expense (income):
Other expense (income)	(11.7)	125.0	(71.8)	145.3
Interest expense:
Corporate borrowings	88.7	82.8	328.3	233.7
Finance lease obligations	1.2	1.4	4.0	4.5
Non-cash NCM exhibitor services agreement	9.4	10.1	28.7	30.1
Equity in (earnings) loss of non-consolidated entities	(6.7)	10.6	(1.2)	25.9
Investment expense (income)	—	(4.1)	(8.3)	4.0
Total other expense, net	80.9	225.8	279.7	443.5

Net loss before income taxes	(226.1)	(901.2)	(1,149.3)	(3,576.6)
Income tax provision (benefit)	(1.9)	4.6	(13.9)	66.7
Net loss	(224.2)	(905.8)	(1,135.4)	(3,643.3)
Less: Net loss attributable to noncontrolling interests	—	—	(0.7)	—
Net loss attributable to AMC Entertainment Holdings, Inc.	$(224.2)	$(905.8)	$(1,134.7)	$(3,643.3)

Diluted loss per share	$(0.44)	$(8.41)	$(2.44)	$(34.56)

Average shares outstanding diluted (in thousands)	513,330	107,695	465,139	105,428

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	September 30, 2021	December 31, 2020
Cash and cash equivalents	$1,612.5	$308.3
Corporate borrowings	5,452.8	5,715.8
Other long-term liabilities	181.4	241.3
Finance lease liabilities	76.3	96.0
Total AMC Entertainment Holdings, Inc.'s stockholders' deficit	(1,642.7)	(2,885.1)
Total assets	11,057.5	10,276.4

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Consolidated	2021	2020	2021	2020
Net cash used in operating activities	$(113.9)	$(355.7)	$(660.6)	$(771.6)
Net cash used in investing activities	$(28.8)	$(23.3)	$(31.3)	$(154.8)
Net cash provided by financing activities	$(48.3)	$296.6	$2,018.6	$1,082.5
Free cash flow	$(138.0)	$(385.0)	$(714.5)	$(927.6)
Capital expenditures	$(24.1)	$(29.3)	$(53.9)	$(156.0)
Screen additions	2	21	53	34
Screen acquisitions	78	14	140	14
Screen dispositions	37	185	139	399
Construction openings (closures), net	9	14	7	7
Average screens	10,151	4,022	8,601	4,318
Number of screens operated	10,575	8,776	10,575	8,776
Number of theatres operated	947	788	947	788
Number of circuit screens	10,604	10,697	10,604	10,697
Number of circuit theatres	951	958	951	958
Circuit Screens per theatre	11.2	11.2	11.2	11.2
Attendance (in thousands)	39,999	6,503	68,864	67,098

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	26,698	1,964	50,738	41,633
International markets	13,301	4,539	18,126	25,465
Consolidated	39,999	6,503	68,864	67,098

Average ticket price (in dollars):
U.S. markets	$10.98	$9.37	$10.88	$9.79
International markets	$9.92	$9.80	$9.68	$8.81
Consolidated	$10.63	$9.67	$10.57	$9.42

Food and beverage revenues per patron (in dollars):
U.S. markets	$7.41	$5.35	$7.61	$5.45
International markets	$5.07	$4.10	$5.00	$3.55
Consolidated	$6.63	$4.47	$6.92	$4.73

Average Screen Count (month end average):
U.S. markets	7,668	2,237	7,222	2,965
International markets	2,483	1,785	1,379	1,353
Consolidated	10,151	4,022	8,601	4,318

Segment Information:

(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues
U.S. markets	$537.9	$47.3	$1,049.9	$724.3
International markets	225.3	72.2	306.3	355.6
Consolidated	$763.2	$119.5	$1,356.2	$1,079.9

Adjusted EBITDA
U.S. markets	$(30.1)	$(259.1)	$(348.5)	$(504.5)
International markets	24.7	(75.4)	(102.4)	(167.2)
Consolidated	$(5.4)	$(334.5)	$(450.9)	$(671.7)

Capital Expenditures
U.S. markets	$20.2	$18.3	$40.6	$100.1
International markets	3.9	11.0	13.3	55.9
Consolidated	$24.1	$29.3	$53.9	$156.0

Reconciliation of Adjusted EBITDA (1):

(dollars in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net loss	$(224.2)	$(905.8)	$(1,135.4)	$(3,643.3)
Plus:
Income tax provision (benefit)	(1.9)	4.6	(13.9)	66.7
Interest expense	99.3	94.3	361.0	268.3
Depreciation and amortization	103.7	123.5	323.5	365.7
Impairment of long-lived assets, definite and indefinite-lived intangible assets and goodwill (2)	—	195.9	—	2,047.8
Certain operating expense (income) (3)	(0.3)	1.8	(2.0)	2.4
Equity in (earnings) loss of non-consolidated entities	(6.7)	10.6	(1.2)	25.9
Cash distributions from non-consolidated entities (4)	6.1	3.7	6.4	17.4
Attributable EBITDA (5)	1.5	(1.4)	1.4	(0.9)
Investment expense (income)	—	(4.1)	(8.3)	4.0
Other expense (6)	13.7	138.5	8.6	163.5
Other non-cash rent benefit (7)	(3.0)	(0.2)	(22.2)	(1.7)
General and administrative expense—unallocated:
Merger, acquisition and other costs (8)	1.4	1.0	12.4	3.0
Stock-based compensation expense (9)	5.0	3.1	18.8	9.5
Adjusted EBITDA (1)	$(5.4)	$(334.5)	$(450.9)	$(671.7)

Rent	$214.9	$214.3	$612.5	$676.2

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	During the nine months ended September 30, 2020, we recorded goodwill non-cash impairment charges of $1,276.1 million and $625.0 million related to the enterprise fair values of our Domestic Theatres and International Theatres reporting units, respectively. During the nine months ended September 30, 2020, we recorded non-cash impairment charges related to our long-lived assets of $109.5 million on 75 theatres in the U.S. markets with 851 screens, which were related to property, net, operating lease right-of-use assets, net and other long-term assets and $9.9 million on 23 theatres in the International markets with 213 screens, which were related to property, net and operating lease right-of-use assets, net. We recorded non-cash impairment charges related to our indefinite-lived intangible assets of $10.4 million and $2.5 million related to the Odeon and Nordic trade names, respectively, in the International Theatres reporting units during the nine months ended September 30, 2020. We also recorded non-cash impairment charges of $14.4 million related to our definite-lived intangible assets in the Domestic Theatres reporting unit during the nine months ended September 30, 2020.

3)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

4)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

5)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Equity in (earnings) loss of non-consolidated entities	$(6.7)	$10.6	$(1.2)	$25.9
Less:
Equity in (earnings) loss of non-consolidated entities excluding International theatre joint ventures	(6.4)	8.7	(4.9)	23.0
Equity in earnings (loss) of International theatre joint ventures	0.3	(1.9)	(3.7)	(2.9)
Income tax provision (benefit)	0.2	—	0.1	(0.1)
Investment income	—	(0.4)	—	(0.6)
Interest expense	—	0.1	0.2	0.1
Depreciation and amortization	1.0	0.7	4.6	2.2
Other expense	—	0.1	0.2	0.4
Attributable EBITDA	$1.5	$(1.4)	$1.4	$(0.9)
6)	Other expense during the three months ended September 30, 2021, included loss on debt extinguishment of $14.4 million, partially offset by foreign currency transaction gains of $(0.7) million. Other expense during the three months ended September 30, 2020, primarily related to a loss of $89.9 million for the fair value adjustment of the derivative liability related to the Convertible Notes due 2026, financing fees of $36.3 million related to debt modification, credit losses related to contingent lease guarantees of $6.1 million, a loss of $5.9 million for the fair value adjustment of the derivative asset related to the contingent call option related to the Class B common stock purchase and cancellation agreement, and the foreign currency transaction losses of approximately $0.1 million.

During the nine months ended September 30, 2021, other expense primarily consisted of a loss on debt extinguishment of $14.4 million and financing fees of $1.0 million, partially offset by credit income related to contingent lease guarantees of $(5.7) million and foreign currency transaction gains of $(1.1) million. During the nine months ended September 30, 2020, other expense primarily related to a loss of $89.4 million for the fair value adjustment of the derivative liability related to the Convertible Notes due 2026, financing fees of $39.1 million related to debt modification, a loss of $19.6 million for the fair value adjustment of the derivative asset related to the contingent call option related to the Class B common stock purchase and cancellation agreement, and credit losses related to contingent lease guarantees of $15.3 million.

7)	Reflects amortization expense for certain intangible assets reclassified from depreciation and amortization to rent expense due to the adoption of ASC 842, Leases and deferred rent benefit related to the impairment of right-of-use operating lease assets.

8)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

9)	Non-cash expense included in General and Administrative: Other.

Reconciliation of Operating Cash Burn (1) and Free Cash Flow (1)

(dollars in millions)

(unaudited)

	Three Months Ended			Nine Months Ended
	March 31	June 30	September 30	September 30
	2021	2021	2021	2021

Net cash used in operating activities	$(312.9)	$(233.8)	$(113.9)	$(660.6)
Plus: total capital expenditures	(11.9)	(17.9)	(24.1)	(53.9)
Less: Cash interest paid	26.2	72.5	17.9	116.6
Non-recurring lease prepayments (3)	—	—	44.2	44.2
(Deferral) repayment of deferred lease amounts (2)	(23.0)	52.4	44.7	74.1
Operating Cash Burn (1)	$(321.6)	$(126.8)	$(31.2)	$(479.6)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Net cash used in operating activities	$(113.9)	$(355.7)	$(660.6)	$(771.6)
Plus: total capital expenditures	(24.1)	(29.3)	(53.9)	(156.0)
Free cash flow (1)	$(138.0)	$(385.0)	$(714.5)	$(927.6)

Reconciliation of Capital Expenditures:
Capital expenditures
Growth capital expenditures (5)	$7.7	$13.5	$15.0	$79.5
Maintenance capital expenditures (4)	16.7	10.7	36.5	36.2
Change in construction payables (6)	(0.3)	5.1	2.4	40.3
Total capital expenditures	$24.1	$29.3	$53.9	$156.0

1)	We present “Operating Cash Burn” and “Free Cash Flow” as supplemental measures of our liquidity. Free Cash Flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by (used in) operating activities as a measure of our liquidity. Additionally, our definition of Operating Cash Burn is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for interest expense and the deferral or repayment of lease amounts that were due and not paid during the COVID-19 pandemic. Therefore, we believe it is important to view operating cash burn and free cash flow as supplemental to our entire statement of cash flows. The term Operating Cash Burn and Free Cash Flow may differ from similar measures reported by other companies.

2)	(Deferral) repayment of deferred lease amounts represent those lease amounts that were due and not paid during the COVID-19 pandemic. Their impact is excluded from operating cash burn to provide a more normalized cash rent payment stream.

3)	Non-recurring lease prepayments represent the prepayments of future leases obligations during the three months ended September 30, 2021. Their impact is excluded from operating cash burn to provide a more normalized cash rent payment stream.

4)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

5)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities.

6)	Change in construction payables are changes in amounts accrued for capital expenditures that fluctuate significantly from period to period based on the timing of actual payments.

Select Consolidated Constant Currency Financial Data (see Note 9):

Three and Nine Months Ended September 30, 2021

(dollars in millions) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2021			September 30, 2021
	Constant Currency (9)			Constant Currency (9)
	US	International	Total	US	International	Total
Revenues
Admissions	$293.2	$127.5	$420.7	$552.2	$166.7	$718.9
Food and beverage	197.8	65.1	262.9	386.2	86.0	472.2
Other theatre	46.9	25.1	72.0	111.5	38.0	149.5
Total revenues	537.9	217.7	755.6	1,049.9	290.7	1,340.6

Operating costs and expenses
Film exhibition costs	126.7	48.2	174.9	231.1	63.0	294.1
Food and beverage costs	28.4	14.0	42.4	57.2	20.4	77.6
Operating expense	231.1	87.1	318.2	560.2	174.4	734.6
Rent	160.8	52.4	213.2	452.3	148.7	601.0
General and administrative:
Merger, acquisition and other costs	1.3	0.1	1.4	8.5	3.8	12.3
Other	29.7	17.1	46.8	105.7	44.2	149.9
Depreciation and amortization	78.4	24.4	102.8	243.6	73.9	317.5
Operating costs and expenses	656.4	243.3	899.7	1,658.6	528.4	2,187.0

Operating loss	(118.5)	(25.6)	(144.1)	(608.7)	(237.7)	(846.4)
Other expense (income)	13.6	(24.6)	(11.0)	10.2	(74.9)	(64.7)
Interest expense	78.5	19.7	98.2	310.9	45.9	356.8
Equity in (earnings) loss of non-consolidated entities	(6.1)	(0.6)	(6.7)	(4.9)	3.3	(1.6)
Investment income	—	—	—	(2.8)	(4.2)	(7.0)
Total other expense (income), net	86.0	(5.5)	80.5	313.4	(29.9)	283.5
Loss before income taxes	(204.5)	(20.1)	(224.6)	(922.1)	(207.8)	(1,129.9)
Income tax provision (benefit)	(2.3)	0.4	(1.9)	(10.2)	(3.4)	(13.6)
Net loss	(202.2)	(20.5)	(222.7)	(911.9)	(204.4)	(1,116.3)

Attendance	26,698	13,301	39,999	50,738	18,126	68,864
Average Screens	7,668	2,483	10,151	7,222	1,379	8,601
Average Ticket Price	$10.98	$9.59	$10.52	$10.88	$9.20	$10.44

Reconciliation of Consolidated Constant Currency Adjusted EBITDA (see Note 9):

Three and Nine Months Ended September 30, 2021

(dollars in millions) (unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2021	September 30, 2021
	Constant Currency (9)	Constant Currency (9)
Net loss	$(222.7)	$(1,116.3)
Plus:
Income tax benefit	(1.9)	(13.6)
Interest expense	98.2	356.8
Depreciation and amortization	102.8	317.5
Certain operating income (2)	(0.3)	(2.1)
Equity in earnings of non-consolidated entities	(6.7)	(1.6)
Cash distributions from non-consolidated entities (3)	6.1	6.7
Attributable EBITDA (4)	1.5	1.4
Investment income	—	(7.0)
Other expense (5)	13.7	9.4
Other non-cash rent benefit (6)	(3.0)	(21.9)
General and administrative expense—unallocated:
Merger, acquisition and other costs (7)	1.4	12.3
Stock-based compensation expense (8)	5.0	18.6
Adjusted EBITDA (1)	$(5.9)	$(439.8)

Adjusted EBITDA (in millions) (1)
U.S. markets	$(30.1)	$(348.5)
International markets	24.2	(91.3)
Total Adjusted EBITDA (1)	$(5.9)	$(439.8)

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as analytical tools, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

3)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

4)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Constant Currency Attributable EBITDA

(dollars in millions) (unaudited)

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2021	2021
	Constant Currency	Constant Currency
Equity in earnings of non-consolidated entities	$(6.7)	$(1.6)
Less:
Equity in earnings of non-consolidated entities excluding international theatre joint ventures	(6.4)	(4.9)
Equity in earnings (loss) of International theatre joint ventures	0.3	(3.3)
Income tax provision	0.2	0.1
Interest expense (income)	—	0.2
Depreciation and amortization	1.0	4.2
Other expense	—	0.2
Attributable EBITDA	$1.5	$1.4

5)	During the nine months ended September 30, 2021, other expense primarily consisted of a loss on debt extinguishment of $14.4 million and financing fees of $1.0 million, partially offset by credit income related to contingent lease guarantees of $(5.7) million and foreign currency transaction gains of $(1.1) million.

During the nine months ended September 30, 2020, other expense primarily related to a loss of $89.4 million for the fair value adjustment of the derivative liability related to the Convertible Notes due 2026, financing fees of $39.1 million related to debt modification, a loss of $19.6 million for the fair value adjustment of the derivative asset related to the contingent call option related to the Class B common stock purchase and cancellation agreement, and credit losses related to contingent lease guarantees of $15.3 million.

6)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense due to the adoption of ASC 842, Leases and deferred rent benefit related to the impairment of right-of-use operating lease assets.

7)	Merger, acquisition and other costs are excluded as it is non-operating in nature.

8)	Non-cash expense included in General and Administrative: Other.

9)	The International segment information for the three and nine months ended September 30, 2021 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2020. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Loss and Adjusted Loss Per Common share:

Three and Nine Months Ended September 30, 2021 and September 30, 2020

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020
Numerator:
Net loss attributable to AMC Entertainment Holdings, Inc.	$(224.2)	$(905.8)	$(1,134.7)	$(3,643.3)
Calculation of adjusted net loss for basic and diluted loss per share:
Impairment of long-lived assets, definite and indefinite-lived intangible assets and goodwill	—	195.9	—	2,047.8
Marked-to-market loss on derivative asset	—	5.9	—	19.6
Marked-to-market gain on derivative liability	—	89.9	—	89.4
Tax expense for Spain and Germany valuation allowance	—	—	—	73.2
Adjusted net loss for basic and diluted loss per share	$(224.2)	$(614.1)	$(1,134.7)	$(1,413.3)

Denominator (shares in thousands):
Weighted average shares for basic and diluted loss per common share	513,330	107,695	465,139	105,428

Adjusted basic loss per common share	$(0.44)	$(5.70)	$(2.44)	$(13.41)
Adjusted diluted loss per common share	$(0.44)	$(5.70)	$(2.44)	$(13.41)

We present adjusted net loss for basic and diluted loss per share and adjusted basic and diluted net loss per common share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net loss for basic and diluted loss per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above. Adjusted net loss per (basic and diluted) common share is adjusted net loss (for basic and diluted purposes) divided by weighted average basic and diluted shares outstanding. Weighted average shares for diluted purposes include common equivalents for restricted stock units (“RSUs”), performance stock units (“PSUs”), special performance stock units (“SPSUs”), and the conversion of our Convertible Notes due 2026 if dilutive. Adjusted net loss for diluted earnings per share removes the interest expense on the Convertible Notes due 2026 if dilutive. The impact of RSUs, PSUs, SPSUs, conversion of Convertible Notes due 2026 and the interest expense on the Convertible Notes due 2026 was anti-dilutive in each period. You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net loss and adjusted net loss per common share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net loss and adjusted net loss per common share (basic and diluted) should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net loss and adjusted net loss per common share are non-U.S. GAAP financial measures and should not be construed as alternatives to net loss and loss per common share (basic and diluted) as indicators of operating performance (as determined in accordance with U.S.

GAAP). Adjusted net loss and adjusted net loss per common share (basic and diluted) may not be comparable to similarly titled measures reported by other companies.

###